EXHIBIT 21


                     Subsidiaries of Total Containment, Inc.


Company                                      State or Country of Incorporation

American Containment, Inc.                   Delaware

FMW Inc.                                     Delaware

Total Containment FSC, Inc.                  Barbados

Rene Morin, Inc.                             Delaware

TCI-Environment N.V.                         Belgium